------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                     Washington, D.C. 20549
------
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)

   Centre Partners Management LLC(1)                                       Firearms Training Systems, Inc. (FATS)
----------------------------------------                                ------------------------------------------------------------
   (Last)      (First)   (Middle)                                       5. Relationship of Reporting       6. If Amendment, Date of
                                                                           Person(s) to Issuer                Original
                                                                           (Check all applicable)             (Month/Day/Year)

   30 Rockefeller Plaza, Suite 5050
------------------------------------------------------------------------   [X] Director    [X] 10% Owner   7. Individual or Joint/
            (Street)                      3. IRS Identification                                               Group Filing (Check
                                             Number of Reporting           [ ] Officer     [ ] Other          Applicable Line)
                                             Person, if an entity              (give title     (Specify
   New York,      NY       10020             (voluntary)                        below)          below)
----------------------------------------                                                                      [ ] Form filed by One
   (City)       (State)     (Zip)                                                                                 Reporting Person
                                                                                                              [X] Form Filed By
                                                                                                                  More Than One
                                                                                                                  Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                                      Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Amount of Securities       3. Ownership Form:                 4. Nature of Indirect
   (Instr. 4)                                Beneficially Owned            Direct (D) or                      Beneficial Ownership
                                             (Instr. 4)                    Indirect (I)                       (Instr. 5)
                                                                           (Instr. 5)
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Class A common stock                         17,893,756 shares                  D                                      (2)
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Series B preferred stock                     3,092.9608 shares                  D                                      (2)
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Class A common stock                         2,000,301 shares                   D                                      (3)
------------------------------------------------------------------------------------------------------------------------------------
Series B preferred stock                     345.7684 shares                    D                                      (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock                         3,545,788 shares                   D                                      (4)
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Series B preferred stock                     612.8741 shares                    D                                      (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock                         2,596,434 shares                   D                                      (5)
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Series B preferred stock                     457.0377 shares                    D                                      (5)
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Class A common stock                         178,937.56 shares                  I                                      (6)
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Class A common stock                         20,003.01 shares                   I                                      (7)
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Class A common stock                         35,457.88 shares                   I                                      (8)
------------------------------------------------------------------------------------------------------------------------------------
Series B preferred stock                     30.929608 shares                   I                                      (6)
------------------------------------------------------------------------------------------------------------------------------------
Series B preferred stock                     3.457684 shares                    I                                      (7)
------------------------------------------------------------------------------------------------------------------------------------
Series B preferred stock                     6.128741 shares                    I                                      (8)
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock                         25,964.34 shares                   I                                      (9)
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Class A common stock                         2,343.9845 shares                  I                                      (10)
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Series B preferred stock                     4.570377 shares                    I                                      (9)
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                                                                                                                         Page 1 of 6

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
Series B preferred stock                     0.40516033 shares                  I                                      (10)
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock                         21,965 shares                      D                                      (11)
------------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                             (Over)

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                      (Print or Type Responses)

                                                                                                                         Page 2 of 6

FORM 3 (continued)
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or   5. Ownership   6. Nature of
   Security                 and Expiration        Underlying Derivative Security      Exercise Price     Form of        Indirect
   (Instr. 4)               Date                  (Instr. 4)                          of Derivative      Derivative     Beneficial
                            (Month/Day/Year)                                          Security           Security:      Ownership
                                                                                                         Direct (D)     (Instr. 5)
                                                                                                         or Indirect
                                                                                                         (I) (Instr. 5)

                         --------------------------------------------------------
                          Date    Expiration      Title                   Amount
                          Exer-   Date                                      or
                          cisable                                         Number
                                                                        of shares
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock    1,372,619        $0.25                 D           (2)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock    2,202,614        $1.00                 D           (2)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock      153,446        $0.25                 D           (3)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock      246,203        $1.00                 D           (3)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock      271,989        $0.25                 D           (4)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock      436,524        $1.00                 D           (4)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock      201,946        $0.25                 D           (5)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock      303,692        $1.00                 D           (5)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock    13,726.19        $0.25                 I           (6)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock     1,534.46        $0.25                 I           (7)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock     2,719.89        $0.25                 I           (8)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock    22,026.14        $1.00                 I           (6)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock     2,462.03        $1.00                 I           (7)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock     4,365.24        $1.00                 I           (8)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock     2,019.46        $0.25                 I           (9)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase      August 25,  March 31,   Class A common stock     179.8054        $0.25                 I           (10)
Class A Common Stock        2000       2005
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock     3,036.92        $1.00                 I           (9)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock     288.5341        $1.00                 I           (10)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Amended Warrant to       August 25,  March 31,   Class A common stock        2,678        $1.00                 D           (11)
Purchase Class A          2000(12)     2005
Common Stock
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: See attachment.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                              Date June 10, 2002

                                       CENTRE PARTNERS MANAGEMENT LLC

                                       By: /s/ Scott Perekslis
                                           -------------------------------------
                                       Name:  Scott Perekslis
                                       Title: Managing Director

                                       CENTRE CAPITAL INVESTORS II, L.P.

                                           By: Centre Partners II, L.P., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                  ------------------------------
                                               Name:  Scott Perekslis
                                               Title: Managing Director


                                       CENTRE CAPITAL TAX-EXEMPT INVESTORS II,
                                       L.P.

                                           By: Centre Partners II, L.P., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                  ------------------------------
                                               Name:  Scott Perekslis
                                               Title: Managing Director

                                       CENTRE CAPITAL OFFSHORE INVESTORS II,
                                       L.P.

                                           By: Centre Partners II, L.P., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                  ------------------------------
                                               Name:  Scott Perekslis
                                               Title: Managing Director

                                       CENTRE PARTNERS COINVESTMENT L.P.

                                           By: Centre Partners II, L.L.C., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                  ------------------------------
                                               Name:  Scott Perekslis
                                               Title: Managing Director

                                       CENTRE PARTNERS II, L.P.

                                           By: Centre Partners Management LLC,
                                               its attorney-in-fact

                                           By: /s/ Scott Perekslis
                                              ----------------------------------
                                           Name:  Scott Perekslis
                                           Title: Managing Director

                                       CENTRE PARTNERS II, L.L.C.

                                           By: Centre Partners Management LLC,
                                               its attorney-in-fact

                                           By: /s/ Scott Perekslis
                                              ----------------------------------
                                           Name:  Scott Perekslis
                                           Title:


                                       /s/ SCOTT PEREKSLIS
                                       ------------------------------
                                       Scott Perekslis

----------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person    2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
                                              Requiring Statement
                                              (Month/Day/Year)

   Centre Partners Management LLC
   30 Rockefeller Plaza, Suite 5050
   New York, NY 10020                                                   Firearms Training Systems, Inc. (FATS)


----------------------------------------------------------------------------------------------------------------------


Names and Address of Additional Reporting Persons:

Centre Capital Investors II, L.P.
Centre Capital Tax-Exempt Investors II, L.P.
Centre Capital Offshore Investors II, L.P.
Centre Partners Coinvestment L.P.
Centre Partners II, L.P.
Centre Partners II, L.L.C.
Scott Perekslis

30 Rockefeller Plaza, Suite 5050
New York, NY 10020


Explanation of Responses:

1. Although Centre Partners Management LLC may be deemed a beneficial owner of more than 10% of the common stock of Firearms Training Systems, Inc. (the "Issuer") pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, it does not have a pecuniary interest in any equity securities of the Issuer.


2. Directly owned by Centre Capital Investors II, L.P. ("Centre Capital") as of August 25, 2000.


3. Directly owned by Centre Capital Tax-Exempt Investors II, L.P. ("Centre Tax-Exempt") as of August 25, 2000.


4. Directly owned by Centre Capital Offshore Investors II, L.P. ("Centre Offshore") as of August 25, 2000.


5. Directly owned by Centre Partners Coinvestment L.P. ("Centre Coinvestment") as of August 25, 2000.


6. Indirectly owned by Centre Partners II, L.P. ("Centre Partners LP") as of August 25, 2000, who may be deemed to have had a pecuniary interest in these securities through its partnership interest in Centre Capital.


7. Indirectly owned by Centre Partners LP as of August 25, 2000, who may be deemed to have had a pecuniary interest in these securities through its partnership interest in Centre Tax-Exempt.


8. Indirectly owned by Centre Partners LP as of August 25, 2000, who may be deemed to have had a pecuniary interest in these securities through its partnership interest in Centre Offshore.


9. Indirectly owned by Centre Partners II, L.L.C. ("Centre Partners LLC") as of August 25, 2000, who may be deemed to have had a pecuniary interest in these securities through its partnership interest in Centre Coinvestment.


10. Indirectly owned by Centre Partners LLC as of August 25, 2000, who may be deemed to have had a pecuniary interest in these shares through its partnership interest in Centre Partners LP.

11. Directly owned by Scott Perekslis, a director of the Issuer and a managing director of Centre Partners Management LLC, as of August 25, 2000.

12. Pursuant to a Securities Exchange and Release Agreement dated as of April 1, 2000 among Firearms Training Systems, Inc. and each of the parties listed on Schedule 1 thereto, the Amended Warrants to Purchase Class A Common Stock were issued on August 25, 2000 in exchange for Warrants to Purchase Class B Non-voting Common Stock. Such Warrants to Purchase Class B Non-voting Common Stock were exercisable on the date of their issuance, which was November 13, 1998.